Exhibit 10.1

NASDAQ AMEX

July 26, 2000

Advance Copy via Facsimile

Mr. C. Dean McLain
President and Chief Executive Officer
Western Power & Equipment Corp.
4601 NE 77th Avenue, Suite 200
Vancouver. Washington 98662

Dear Mr. McLain:

Nasdaq Listing Investigations, in connection with its responsibilities to ensure ongoing compliance of issuers with the Association's inclusion requirements, requests that Western Power & Equipment Corp. ("the Company") provide the following documents and information:

1. Provide a detailed written chronology of all events leading up to and including the Company's signing of a letter of intent to merge with e-Mobile, Inc. ("EMI"), including names, titles, and roles of all persons and entities involved, dates of all relevant events, and the terms and conditions of the transaction.

2. Provide a copy of the letter of intent with EMI and all other documents relating to the negotiations that led up to the signing of the letter of intent.

3. Provide a detailed written description of the status of the Company's intended merger with EMI.

4. Provide a list of the names and addresses of EMI's officers, directors and 5% or greater shareholders.

5. State how many employees EMI currently has, and how many is had at the time of the the signing of the letter of intent.

6. The Company's press release, dated April 18, 2000, stated that "[f]or the past six months we have analyzed numerous Internet and communications companies. The e-Mobile technology represents the most sophisticated we have seen." Describe specifically what the Company analyzed in reviewing EMI's technology. If a prototype was analyzed, describe the functionalities of the prototype. Provide all documents related to the review of EMI's technology and state whether EMI owns, or has applied for, any patents.

7. For the time period beginning January 1, 1999 to the present, provide a schedule of all securities issued, sold, exchanged, converted or redeemed by the Company (including common stock, preferred stock, warrants, options or debt instruments):

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Mr. C. Dean McLain
July 26, 2000
Page 2


      a) provide the names and addresses of the individual or entity involved in each transaction, including dates, terms and conditions, and identify all restricted stock issued pursuant to Rule 144 and the dates such stock becomes eligible for resale;

      b) copies of all Private Placement Memorandums ("PPM") and subscription documents, including signature pages executed by each investor;

      c) written evidence that the Company has a reasonable basis for believing each investor satisfies the standards enunciated in the PPM and that the investor understands the risks of the offering and the information presented (i.e., copies of an investor questionnaire or similar instrument completed and signed by the investor); and

      d) indicate whether the transaction related to any type of advisory, consulting, or other agreement, and, if so, please explain and provide the underlying agreement, including signature pages.

8. For the time period beginning January 1, 1999 to the present, provide copies of all advisory, consulting, investor/public relations, or investment banking agreements (including any amendments) entered into by the Company, including signature pages. For each agreement, provide a detailed description of all services performed thereunder, the dates of such services; the individual(s) performing such services. and the compensation paid to each.

9. For the time period beginning July 1, 1999 to the present, provide the minutes of all meetings of the Company's Board of Directors.

10. Provide all documentation relating to the following individuals and/or entities and provide a detailed written description of their relationship to the Company and/or any services provided to the Company:

                       a. David Rubner;
                       b. Zahava Rubner;
                       c. Murray Huberfeld;
                       d. Laura Huberfeld;
                       e. Alexander/Rachel LLC;
                       f. David Bodner;
                       g. Naomi Bodner;
                       h. NBDB, LLC;
                       i. Broad Capital;
                       j. Necbemia Davidson;
                       k. Cedar Investments Services. Ltd.:

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Mr. C. Dean McLain
July 26th, 2000
Page 3


l. Robert DePalo;
m. Yitzchar Bachar;
n. Irwin Katsof: and
o. The Jerusalem Fund of Aish HaTorah.

This request is made pursuant to Marketplace Rule 4330(c) which provides that The Nasdaq Stock Market ". . . may request additional information, public or non-public, deemed necessary to make a determination regarding a security's initial or continued inclusion, including. but not limited to, any material provided to or received from the Securities and Exchange Commission or other appropriate regulatory authority, which shall be submitted within a reasonable period."

Please be specific in responding and provide supporting documentation where possible. We invite you to submit additional information if you feel this would assist the staff in its review. Your responses to the above questions must be submitted by August 7, 2000 and should be sent to me at the following address:

The Nasdaq Stock Market
Listing Investigations
1801 K Street, N.W., 8th Floor
Washington, D.C. 20006

The staff may request additional information from the Company. Upon review of the information, the staff may take any action that may be appropriate under the Marketplace Rules, including removal of the company's securities from The Nasdaq Stock Market in accordance with Rule 4300 and Rule 4330(a)(3).

If you have any questions concerning the issues discussed above, please contact me at (202) 974-2910 or by fax at (202) 974-2785.

Very truly yours,


/s/ Patricia J. Thompson
Chief Counsel, Listing Investigations